                                                Filed pursuant to Rule 424(b)(1)
                                                Registration No. 333-66247

PROSPECTUS

                                 621,668 SHARES

                       VALUE CITY DEPARTMENT STORES, INC.
                              3241 WESTERVILLE ROAD
                              COLUMBUS, OHIO 43224
                                 (614) 728-2300

                                  COMMON STOCK


                      ------------------------------------



         All of the 621,668 shares of common stock, without par value of Value City Department Stores, Inc. offered hereby (the "Shares") may be offered for sale from time to time by and for the account of certain of our shareholders as more fully described in this prospectus. We will not receive any proceeds from the sale of Shares sold by the shareholders. See "Use of Proceeds," "Selling Shareholders," and "Plan of Distribution."

         This Prospectus relates to 621,668 shares of Common Stock owned by certain of our shareholders. These shareholders, directly, or indirectly through agents, broker-dealers or underwriters to be designated, may sell the Shares, from time to time on terms to be determined at the time of sale. To the extent required, specific information regarding the Shares to be sold, public offering price, the names of any such agent, broker-dealer, or underwriter and any applicable commission or discount will be placed in an accompanying supplement to this Prospectus (a "Prospectus Supplement"). See "Selling Shareholders" and "Plan of Distribution." The shareholders selling shares under this registration statement reserve the sole right to accept or reject, in whole or in part, any proposed purchase of the Shares to be made.



The Common Stock is listed on the New York Stock Exchange under the symbol "VCD" On October 26, 1998, the closing price per share of the Common Stock on the New York Stock Exchange was $9.3125.

                      ------------------------------------




    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE
ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

                      ------------------------------------


                                November 4, 1998
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
               TABLE OF CONTENTS

Available Information.............................2
Incorporation by Reference........................2
The Company.......................................3
Use of Proceeds...................................3
Selling Shareholders..............................3
Plan of Distribution..............................4
Experts...........................................5
Legal Opinion.....................................5


                              AVAILABLE INFORMATION

         We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the "Exchange Act"), and in accordance therewith file reports, proxy statements, and other information with the Securities and Exchange Commission (the "Commission"). Copies of such reports, proxy statements, and other information filed by us can be inspected and copied at:

         Public Reference Room
         Securities and Exchange Commission
         450 Fifth Street, N.W.
         Washington, D.C. 20549

or at the public reference facilities of the regional offices of the Commission at

         500 West Madison Street, Suite 1400
         Chicago, Illinois  60661-2511; and

         7 World Trade Center, Suite 1300
         New York, New York  10048.

The public may obtain information on the operation of the Public Conference Room by calling the Commission at 1-800-SEC-0330. Copies of such material also can be obtained by mail from:

         Public Reference Section
         Securities and Exchange Commission
         450 Fifth Street, N.W.
         Washington, D.C. 20549

upon payment of the fees prescribed by the rules and regulations of the Commission. Such materials may also be accessed electronically by means of the Commission's home page on the Internet at:

         http://www.sec.gov.

Our common stock is listed on the New York Stock Exchange, and reports and other information concerning us should be available for inspection and copying at:

         The New York Stock Exchange
         20 Broad Street - 17th Floor
         New York, New York 10005

         We have filed with the Commission under the Securities Act, and the rules and regulations thereunder, a Registration Statement on Form S-3, as it may be amended (the "Registration Statement"), with respect to the Shares offered hereby. This Prospectus does not contain all of the information contained in the Registration Statement, certain portions of which have been omitted pursuant to the rules and regulations of the Commission and to which reference is hereby made. Any statements contained herein or in any document incorporated by reference herein concerning the provisions of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or other document, each such statement being qualified in its entirety by such reference. The Registration Statement (and exhibits thereto) should be available for inspection at:

         Securities and Exchange Commission
         450 Fifth Street, N.W.
         Washington D.C. 20549

and copies thereof may be obtained from the Commission at prescribed rates. Such materials may also be accessed electronically by means of the Commission's home page on the Internet at http://www.sec.gov.

                           INFORMATION INCORPORATED BY
                                    REFERENCE

         The following documents previously filed with the Commission by the Company pursuant to Sections 13(a), 14 or 15(d) of the Exchange Act are hereby incorporated herein by reference:

(1) Report on Form 10-K (filed October 31, 1997) for the year ended August 2, 1997;

(2) Quarterly Report on Form 10-Q (filed December 16, 1997) for the quarter ended November 1, 1997, Quarterly Report on Form 10-Q (filed March 17,

1998) for the quarter ended January 31, 1998, and Quarterly Report on Form 10-Q (filed June 12, 1998) for the quarter ended May 2, 1998; and

(3) Proxy Statement for the Annual Meeting of Shareholders held on December 2, 1997, (filed on November 5, 1997).

         In addition, the description of our common stock which is contained in the Company's Form 8-A filed with the Commission on April 29, 1991 under Section 12 of the Exchange Act, as the same may be updated in any amendment or report filed for the purpose of updating such description, is hereby incorporated by reference.

         All documents we file under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Shares hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         We shall promptly furnish, without charge, a copy of any and all of the information that has been incorporated by reference in the Prospectus upon the written or oral request of any potential investor to:

         Value City Department Stores, Inc.
         Attention:  Robert M. Wysinski
         Senior Vice President, Chief Financial
           Officer, Treasurer, and Secretary
         3241 Westerville Road
         Columbus, Ohio  43224
         (614) 471-4722.


                                   THE COMPANY

         We currently operate a chain of 96 department stores located in Ohio, Pennsylvania and 14 other midwestern, eastern, and southern states, principally under the name "Value City," as well as 47 DSW shoe stores located throughout the United States. For over 80 years, our strategy has been to provide exceptional value by offering a broad selection of brand name merchandise at prices substantially below conventional retail prices. The department stores carry men's, women's and children's apparel, housewares, giftware, home furnishings, toys, sporting goods, jewelry, shoes and health and beauty care, with apparel comprising over 60% of total sales. The Value City stores average 86,000 square feet which allow us to offer over 100,000 different items of merchandise similar to the items found in traditional department, specialty and discount stores. Our DSW stores offer a similar concept of off-price, brand name shoes. These stores average 22,000 square feet with 20,000 to 55,000 pairs of womens' and mens' designer brand shoes and athletic footwear per store.

         Our pricing strategy is supported by our ability to purchase large quantities of goods in a variety of special buying opportunities. For many years, we have also had a reputation in the marketplace as a leading purchaser of buy-outs and manufacturers' closeouts.

                                 USE OF PROCEEDS

         The proceeds from the sale of the Shares offered hereby are solely for the account of the shareholders who currently own and are selling the Shares. Accordingly, we will not receive any of the proceeds from the sale of Shares.


                              SELLING SHAREHOLDERS

         R. Scott Asen purchased 300,000 shares from Schottenstein Stores Corporation ("SSC") in a private transaction exempt from registration under
Section 4(1) of the Securities Act of 1933, as amended, on April 9, 1998. SSC is our parent company and as of October 26, 1998 beneficially owns 19,509,166 shares or 60.4% of the outstanding common stock. In conjunction with the sale, we entered into a Registration Rights Agreement with Mr. Asen on April 13, 1998. Mr. Asen is not an affiliated with us and his only connection with us is his ownership of the 821,100 shares of our common stock.

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



         Stephen J. Clearman purchased 200,000 shares from SSC in a private transaction exempt from registration under Section 4(1) of the Securities Act of 1933, as amended, on April 9, 1998. In conjunction with the sale, we entered into a Registration Rights Agreement with Mr. Clearman on April 13, 1998. Mr. Clearman is not affiliated with us and his only connection with us is his ownership of 200,000 shares of our common stock.

         Several of our executives officers, along with their spouses or designees, purchased a total of 111,668 shares of our common stock from SSC in private transactions in the Spring of 1998. The purchases included the following:


          - Martin P. Doolan, President and Chief Executive Officer, purchased 50,000 shares through the Doolan Family First Limited Partnership, a Texas limited partnership;

          - James E. Feldt, Executive Vice President and General Merchandise Manager, and his spouse Rosanne Feldt, purchased 25,000 shares;

          -    Michael J. Tanner, Chief Operating Officer, and his spouse, Susan
               E. Tanner, purchased 20,000 shares;

          - Robert M. Wysinski, Senior Vice President, Chief Financial Officer, Treasurer, and Secretary, purchased 8,334 shares; and

          - Richard L. Walters, Vice President, Controller, and Chief Accounting Officer, purchased 8,334 shares.

Additionally, David W. Thompson, an executive officer of SSC, purchased 10,000 shares of our common stock from Schottenstein Stores Corporation. All 121,668 shares purchased from SSC are restricted shares and have not been registered with the Commission. The filing of this registration statement will allow those executive officers and Mr. Thompson to margin the shares that they acquired from SSC or, if they elect, to sell the shares without restriction.

         R. Scott Asen, Stephen J. Clearman, James E. and Rosanne Feldt, Robert
M. Wysinski, Richard L. Walters, Michael J. and Susan E. Tanner, the Doolan Family First Limited Partnership, and David W. Thompson may collectively be referred to as the "Selling Shareholders."

         The following table sets forth certain information regarding the beneficial ownership of the Shares by the Selling Shareholders on October 26, 1998.

                             Before the Offering                                        After the Offering
                             -------------------                   Shares               ------------------
                                   Number of                        Being                    Number of
                                   Shares(1)                       Offered                   Shares(1)
                                   ---------                       -------                   ---------


R. Scott Asen                       821,100                        300,000                    521,100
Stephen J. Clearman                 200,000                        200,000                          0
Doolan Family First Limited
  Partnership(2)                    125,000                         50,000                     75,000
James E. and Rosanne Feldt(3)        66,000                         25,000                     41,000
Michael and Susan Tanner(4)          65,000                         20,000                     45,000
Robert M. Wysinski(5)                64,521                          8,334                     56,187
Richard L. Walters(6)                48,013                          8,334                     39,345
David W. Thompson(7)                 24,000                         10,000                     14,000


_______________________________________________

(1)      In each case, with the exception of Mr. Asen, the total number of shares owned by each person selling shares under this registration statement is less than 1% of the total outstanding shares both before and after the offering. Mr. Asen owns approximately 2.5% of the outstanding
         Common Stock before the offering and will own approximately 1.6% of the outstanding Common
         Stock after the offering.

(2)      The Doolan Family First Limited Partnership is owned by the members of the family of Martin P.
         Doolan, President and Chief Executive Officer.

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



(3) Includes 25,000 shares that Mr. Feldt owns independently of his spouse. Also includes 16,000 shares subject exercisable options within 60 days.
(4) Includes 30,000 shares that Mr. Tanner owns independently of his spouse. Also includes 15,000 shares subject exercisable options within 60 days.
(5)      Includes 35,600 shares subject exercisable options within 60 days.
(6)      Includes 32,600 shares subject exercisable options within 60 days.
(7)      Includes 14,000 shares subject exercisable options within 60 days.


                              PLAN OF DISTRIBUTION

     The Shares covered hereby may be offered and sold from time to time by the Selling Shareholders or by pledgees, donees, transferees, and other successors in interest. The Selling Shareholders will act independently of us in making decisions with respect to the timing, manner, and size of each sale. To our knowledge, the Selling Shareholders have not entered into any agreement, arrangement, or understanding with any particular brokers or market makers that will participate in the offering.

     The Selling Shareholders may sell Shares in any of the following transactions: (i) through broker-dealers; (ii) through agents; or (iii) directly to one or more purchasers. The distribution of the Shares by the Selling Shareholders may be effected from time to time in one or more transactions in the over-the-counter market, on the New York Stock Exchange, or in privately negotiated transactions at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices. In addition, any Shares covered by this Prospectus which qualify for sale pursuant to Rule 144 of the Securities Act may be sold under Rule 144 rather than pursuant to this Prospectus.

     In connection with the distribution of the Shares or otherwise, the Selling Shareholders may enter into hedging transactions with broker-dealers. In connection with such transactions, broker-dealers may engage in short sales of the Shares registered hereunder in the course of hedging the positions they assume with the Selling Shareholders. The Selling Shareholders may also sell shares short and redeliver the Shares to close out such short positions. The Selling Shareholders may also enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of the Shares registered hereunder, which the broker-dealer may resell or otherwise transfer pursuant to this Prospectus. The Selling Shareholders may also loan or pledge the Shares registered hereunder to a broker-dealer and the broker-dealer may sell the Shares so loaned or upon a default the broker-dealer may effect sales of the pledged Shares pursuant to this Prospectus.

         At the time a particular offer is made, to the extent required, a Prospectus Supplement will be distributed which will set forth the aggregate number of Shares being offered and the terms of the offering, including the name or names of any underwriters, broker-dealers, or agents, any commissions, discounts, or concessions and other items constituting compensation from the Selling Shareholders and any commissions, discounts, or concessions allowed or repaid to broker-dealers.

                                     EXPERTS

         The financial statements and the related financial statement schedules incorporated in this Prospectus and Registration Statement by reference from our Annual Report on Form 10-K for fiscal year ended August 2, 1997, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report which is incorporated by reference and has been so incorporated in reliance upon reports of such firm given upon their authority as experts in accounting and auditing.

         The financial statements incorporated in this Prospectus and Registration Statement by reference from our Annual Report on Form 10-K for fiscal years ended August 2, 1997 as of and, for the year ended August 3, 1996 and for the year ended July 29, 1995, have been audited by PricewaterhouseCoopers LLP, independent auditors, as stated in their report which is incorporated by reference and have been so incorporated in reliance upon reports of such firm given upon their authority as experts in accounting and auditing.

                                  LEGAL OPINION

         The validity of the shares of Common Stock offered hereby has been passed upon for us by Porter, Wright, Morris & Arthur, Columbus, Ohio.








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



================================================================================

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE IN THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY US, THE SELLING SHAREHOLDER OR ANY UNDERWRITER, DEALER, OR AGENT. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES OR AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, TO ANY PERSON IN ANY JURISDICTION WHERE SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.











                           ---------------------------














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                                 621,668 SHARES



                              VALUE CITY DEPARTMENT
                                  STORES, INC.


                                  COMMON STOCK










                           ---------------------------


                                   PROSPECTUS

                           ---------------------------









                                NOVEMBER 4, 1998



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